Exhibit 10.4

2016 Long-Term Time-Based Restricted Stock Unit Grant	ARMSTRONG WORLD INDUSTRIES 2500 Columbia Ave., P.O. Box 3001 Lancaster, PA 17604 717. 397.0611

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:

Time-Based Restricted Stock Units:

This grant is subject to the terms of the 2011 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant agreement and the Terms and Conditions attached as Exhibit A.

Vesting - The Restricted Stock Units will vest in accordance with the following schedule if you remain employed by the Employer through the applicable vesting date, except as described below. One share of the Company’s common stock will be distributed to you for each Restricted Stock Unit that vests, within 60 days following the applicable vesting date.

Vesting Date	Time-Based Units Vesting
Two years from Date of Grant	33%
Three years from Date of Grant	33%
Four years from Date of Grant	34%

Taxes - The Company will use share tax withholding to satisfy the minimum tax withholding obligations, unless prohibited by country law or you provide a payment to cover the taxes.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
• Voluntary Resignation	Forfeit all unvested Restricted Stock Units and accrued dividends

• Termination for Cause	Forfeit all unpaid (vested or unvested) Restricted Stock Units and accrued dividends

• “55 / 5” Rule Termination (55 years of age or older with 5 years of service) • Involuntary Termination • Death • Long-Term Disability	Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment; otherwise unvested Restricted Stock Units and accrued dividends are forfeited

• Involuntary Termination upon or within two years following a Change of Control	Restricted Stock Units and accrued dividends vest in full upon termination of employment

Each Restricted Stock Unit granted is credited to an account maintained for you. You have no ownership or voting rights relative to these Restricted Stock Units. If the Company makes cash dividend payments before the Restricted Stock Units are vested, the value of the dividends will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment for the accrued dividend equivalents based on vesting and payment of the Restricted Stock Units.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2011 Long-Term Incentive Plan, the Terms and Conditions or the 2011 Long-Term Incentive Plan, as applicable will govern. Capitalized terms used but not defined in this grant agreement will have the meaning set forth in the 2011 Long-Term Incentive Plan or the Terms and Conditions, as applicable.

Please contact Kelly Strunk (717-396-3477) if you have questions.

Sincerely,

Victor D. Grizzle
Chief Executive Officer

EXHIBIT A

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2016 Long-Term Time-Based Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is April 11, 2016. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Time-Based Units shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) Except as provided in Sections 3 and 4 below, the Time-Based Units shall vest on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable dates below (each individually, a “Vesting Date”):

Vesting Date	Time-Based Units Vesting
Two years from Date of Grant (the “First Vesting Date”)	33%
Three years from Date of Grant (the “Second Vesting Date”)	33%
Four years from Date of Grant (the “Third Vesting Date”)	34%

(b) The vesting of the Time-Based Units is cumulative, but shall not exceed 100% of the Time-Based Units. If the foregoing schedule or the provisions of Section 3 would produce fractional units, the number of Time-Based Units vesting shall be rounded up to the nearest whole unit, but not in excess of 100% of the Time-Based Units.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Third Vesting Date, the unvested Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) Subject to Section 4 below, if, prior to the Third Vesting Date, the Grantee ceases to be employed by the Employer (w) on account of death, (x) Long-Term Disability (as defined below), (y) on account of “55 / 5” Rule Termination (as defined below), or (z) Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units in accordance with this Section 3(b), provided such vesting does not result in a violation of any age discrimination or other applicable law:

(i) If the Grantee’s Qualifying Termination occurs prior to the First Vesting Date, the Grantee shall vest in a pro rata portion of the Time-Based Units, as follows: (A) the number of Time-Based Units that would have vested on the First Vesting Date had the Grantee been employed by the Employer on the First Vesting Date, multiplied by a fraction, the numerator of which is the number of calendar months that elapsed during the period from the Date of Grant through the Qualifying Termination date, and the denominator of which is 24, plus (B) the number of Time-Based Units that would have vested on the Second Vesting Date had the Grantee been employed by the Employer on the Second Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed during the period from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, plus (C) the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 48, rounded up to the nearest whole unit.

(ii) If the Grantee’s Qualifying Termination occurs on or after the First Vesting Date and before the Second Vesting Date, the Grantee shall vest in the Time-Based Units as follows: (A) the number of Time-Based Units that would have vested on the Second Vesting Date had the Grantee been employed by the Employer on the Second Vesting Date multiplied by a fraction, the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, plus (B) the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 48, rounded up to the nearest whole unit.

(iii) If the Grantee’s Qualifying Termination occurs on or after the Second Vesting Date and before the Third Vesting Date, the Grantee shall vest in the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 48, rounded up to the nearest whole unit.

(c) For purposes of the calculations in Section 3(b), the number of calendar months during the period from the Date of Grant through the Qualifying Termination date will be calculated as the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Qualifying Termination date occurs, with such final calendar month counting as a full month. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 6. The unvested Time-Based Units, if any, shall be forfeited as of the termination date and shall cease to be outstanding.

(d) If the Grantee ceases to be employed by the Employer on account of Cause (as defined below), any unpaid Time-Based Units (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.

(e) If the Grantee terminates employment in a termination that is both a “‘55 / 5’ Rule Termination” and an Involuntary Termination, the termination shall be treated as an Involuntary Termination for purposes of the Grant Conditions and Grant Letter.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Third Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 6. If the Grantee has a Change in Control Severance Agreement with the Company (“Change in Control Agreement”), on and after a Change in Control, the term “Involuntary Termination” shall have the meaning given a termination by the Company without Cause as defined in the Change in Control Agreement, and shall include without limitation a termination for Good Reason as defined in the Change in Control Agreement.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

(b) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(c) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(d) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

6. Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable withholding for Taxes (as defined below) and subject to any six-month delay required under section 409A of the Internal Revenue Code, if applicable, and as described in Section 20(h) of the Plan. Any fractional shares will be rounded up to the nearest whole share. Notwithstanding any provision of the Plan, the Grant Letter or these Grant Conditions to the contrary, the Time-Based Units shall be settled in shares of Company Stock only.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.

10. No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.

12. Withholding Taxes.

(a) The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Time-Based

Units (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding amount for Taxes.

(b) Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Time-Based Units, including the grant, vesting or settlement of the Time-Based Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Time-Based Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan. In furtherance of the foregoing, if the Time-Based Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Time-Based Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.

16. Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.

17. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

18. No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Time-Based Units under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:

(a) the Plan is established voluntarily by the Company, the grant of the Time-Based Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the Time-Based Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Time-Based Units, or benefits in lieu of them, even if Time-Based Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Time-Based Units, if any, will be at the sole discretion of the Committee;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Time-Based Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;

(f) the Time-Based Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the Time-Based Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;

(h) the grant of Time-Based Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(i) the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Time-Based Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Time-Based Units or the shares of Company Stock; and

(j) the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Time-Based Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

19. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

20. Addendum. Notwithstanding any provisions in these Grant Conditions, the Time-Based Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of these Grant Conditions.

*    *    *

ADDENDUM

ARMSTRONG WORLD INDUSTRIES, INC.

TIME-BASED RESTRICTED STOCK UNIT GRANT

Additional Terms and Conditions and Notifications

This Addendum includes special terms and conditions that govern the Time-Based Units granted to the Grantee if the Grantee resides in the countries listed herein. These terms and conditions are in addition to the terms and conditions set forth in the Grant Conditions. This Addendum may also include information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Grant Conditions (of which this Addendum is a part) and the Plan.

Australia

(a) The Grant Letter and Grant Conditions have been prepared for the purpose of providing general information, without taking account of the Grantee’s objectives, financial situation or needs. The Grantee should, before making any decisions, consider the appropriateness of the information in the Grant Letter and Grant Conditions, and seek professional advice, having regard to the Grantee’s objectives, financial situation and needs.

(b) The Company is not licensed to provide financial product advice in Australia in relation to the Time-Based Units and recommends that the Grantee read the Plan, the Grant Letter and the Grant Conditions in full before making a decision to be granted Time-Based Units. There is no cooling-off regime in Australia that applies in respect of the grant of Time-Based Units.

(c) If the Grantee acquires shares of Company Stock under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offer.

Netherlands

The Grantee should be aware of the Dutch insider trading rules, which may impact the sale of shares of Company Stock acquired under the Performance Units. In particular, the Grantee may be prohibited from effecting certain share transactions if the Grantee has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Grantee is advised to read the discussion carefully to determine whether the insider rules apply to the Grantee. If it is uncertain whether the insider rules apply, the Company recommends that the Grantee consult with his or her personal legal advisor. Please note that the Company cannot be held liable if the Grantee violates the Dutch insider rules. The Grantee is responsible for ensuring compliance with these rules.

By entering into this Agreement and participating in the Plan, the Grantee acknowledges having read and understood the notification below and acknowledges that it is his or her own responsibility to comply with the Dutch insider trading rules, as discussed herein.

PROHIBITION AGAINST INSIDER TRADING.

Dutch securities laws prohibit insider trading. Under Article 5.56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of specific information concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the share price, regardless of the actual effect on the price. The insider could be any employee of the Company or an affiliate in the Netherlands who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information